Exhibit 5.1

December 21, 2011	99 GARNSEY ROAD PITTSFORD, NY 14534 (585) 419-8800 THOMAS E. WILLETT DIRECT: (585) 419-8646 FAX: (585) 419-8818 TWILLETT@HARRISBEACH.COM

Lucid, Inc.

2320 Brighton-Henrietta Townline Road

Rochester, New York  14623

Re:	Lucid, Inc.
Registration Statement of Form S-1

Gentlemen:

You have requested our opinion in connection with a Registration Statement on Form S-1 (Registration No. 333-173555), as amended (the “Registration Statement”) filed by Lucid, Inc., a New York corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the Company’s issuance and sale of: (i) 1,635,000 Units (the “Units”), with each Unit consisting of one share of Common Stock, par value $0.01 per share (the “Common Stock”), and one warrant to purchase one share of the Common Stock (the “Warrants”); (ii) up to 245,250 additional Units to cover over-allotments; and (iii) up to 32,700 additional Units which are subject to an option granted to the representative of the underwriters (collectively, the “Company Securities”).  The sale of the Company Securities is to be pursuant to an underwriting agreement to be entered into with Roth Capital Partners, LLC as underwriter (the “Underwriting Agreement”). Capitalized terms, unless otherwise defined herein, shall have the meanings set forth in the Registration Statement.

We are acting as counsel for the Company in connection with the sale by the Company of the Company Securities.  In such capacity, we have examined the Registration Statement, the Certificate of Incorporation and Bylaws of the Company as amended to date, certificates of public officials and officers of the Company and such other documents and records as we have deemed necessary or appropriate for purposes of our opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

Based on the foregoing, and subject to the qualifications and assumptions referred to herein, we are of the opinion that:

1.  With respect to Common Stock, including any Common Stock issued upon exercise of the Warrants, to be offered pursuant to the Registration Statement, when the Common Stock has been duly issued and delivered to the purchasers against payment therefore in the manner contemplated in the Registration Statement and, in the case of Common Stock to be issued under any Warrants, proper exercise of and payment of the exercise price specified in such Warrants has been made, then the Common Stock will be legally issued, fully paid and non-assessable.

2.  With respect to any Warrants to be offered pursuant to the Registration Statement, when the warrant agreement related to the Warrants has been duly executed and delivered on behalf of the Company and the warrant agent named therein, and the Warrants have been duly executed, issued and delivered in the manner contemplated in the Registration Statement, then the Warrants, and when issued in accordance with the Underwriting Agreement, will be legal, valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer and other similar laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

3.  With respect to the Units to be offered pursuant to the Registration Statement, when the warrant agreement related to the Warrants has been duly executed and delivered on behalf of the Company and the warrant agent named therein, and the Units have been duly executed, issued and delivered against payment of the agreed upon consideration therefore in the manner contemplated in the Registration Statement, and when issued in accordance with the Underwriting Agreement, will be legal, valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer and other similar laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

Harris Beach PLLC

By:	/s/ Thomas E. Willett
Thomas E. Willett,
Member of the Firm